UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        RELIANT HOME WARRANTY CORPORATION
             (Exact name of registrant as specified in its charter)

           FLORIDA                                            65-0656668
-------------------------------                          --------------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                            Suite 250, 350 Bay Street
                              Toronto, ONT M5H 2S6
                                     Canada
                    (Address of principal executive offices)


                          2005 EQUITY COMPENSATION PLAN
                            (Full title of the plan)

                               Corporation Service
                    1201 Hays Street, Tallahassee, FL 32301,
                     (Name and address of agent for service)

                                 1-800-342-8086
                     (Telephone number of agent for service)

Approximate Date of Commencement of Proposed Sale: As soon as practicable after the Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

----------------------------------- --------------- ----------------------- ---------------------- ---------------
             Title of                   Amount         Proposed maximum       Proposed maximum       Amount of
            securities                  to be           offering price            aggregate         registration
         to be registered             registered        per share (1)          offering price            fee
----------------------------------- --------------- ----------------------- ---------------------- ---------------
   Common Stock, $.001 par value         10,000,000            $0.13                $1,300,000            $39.91
----------------------------------- --------------- ----------------------- ---------------------- ---------------

     (1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is calculated on the average of the bid and asked price of the common stock as of April 10, 2007.

                                     PART I
                                     ------

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.   Plan Information
--------------------------

The name of the registrant is Reliant Home Warranty Corporation (the "Registrant"). The title of the plan is the 2005 Equity Compensation Plan (the "Plan"). Under the Plan, the Plan administrators may grant shares to any person employed by the Registrant either as an employee, officer, director or independent consultant, provided that no person can be granted shares under the plan for services related to capital raising or promotional activities.

Description of Registrant's Securities
--------------------------------------

The Company is authorized to issue 200,000,000 shares of Common Stock, $0.001 par value. The Company's stock is currently traded on the Over-the-Counter Bulletin Board under symbol RHWC. The presently outstanding shares of Common Stock are fully paid and nonassessable.
Common Stock: As of March 31, 2007, 97,849,002 shares of Common Stock were outstanding.

Voting Rights: Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation. Dividend Rights: Dividends may be declared, subject to the provisions of the laws of the State of Florida and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

Dissenters'  Rights:  Under  current  Florida  law, a  shareholder  is  afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

Preferred  Stock:  There are  currently  no shares of  Preferred  stock  issued.

Issuance of Shares
------------------

At the direction of the Registrant's Board of Directors, the employees and consultants of the Registrant are eligible to participate in Registrant's 2005 Equity Compensation Plan (the "Plan"). The employees and all consultants may participate in the Plan by electing to receive Registrant's common stock as compensation.

Resale Restrictions
-------------------

There are no restrictions on resale upon the purchasers of the Stock from the employees or the consultants.

Item 2.  Registrant  Information and Equity Compensation Plan Annual Information
--------------------------------------------------------------------------------

The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2006 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant address stated above.



                                     PART II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3.   Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

         (a) The Registrant's annual report on Form 10-KSB for the period ended December 31, 2006.

         (b) The Registrant's Form 10-QSB for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006 and all amendments thereto.

         (c)  All other reports which may be filed by the Registrant pursuant to
              Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal years ended December 31, 2005 and 2006, respectively.

         (d) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.
------------------------------------

The class of securities to be offered hereby has been registered under Section 12(b) of the Exchange Act by the registrant, and incorporated by reference.

Item 5.   Interests of Named Experts and Counsel.
-------------------------------------------------

The validity of the securities offered will be passed upon for the Registrant by securities counsel Kimberly L. Graus, P.A. Berman Hopkins Wright & LaHam, CPAs and Associates, LLP consent to the incorporation by reference of their report on the audited financial statements contained in the Form 10-KSB filed for the year ended December 31, 2006.

Item 6.   Indemnification of Directors and Officers.
----------------------------------------------------

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on behalf of the Registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.


To the extent permitted under Florida statutes, the Registrant may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders;
(2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we may indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Florida law also allows corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7.   Exemption from Registration Claimed.
----------------------------------------------

Not Applicable.

Item 8.   Exhibits.
-------------------

The following is a list of exhibits filed as part of this Registration Statement and incorporated herein:


    Exhibit                                                  Description
    Number
------------   -----------------------------------------------------------------
      5.1      Opinion of Kimberly L. Graus, P.A.

     10.1      2005 Equity Compensation Plan (1)

     23.1      Consent of Berman  Hopkins Wright & LaHam,  CPAs and  Associates,
               LLP

     23.2      Consent of Kimberly L. Graus, P.A. (see Exhibit 5.1).

(1) Incorporated by reference to Form S-8 registration statement filed March 8, 2006, file # 333-132279.

Item 9.   Undertakings.
-----------------------

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

         (4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario on April 11, 2007.



                                  Reliant Home Warranty Corporation

                                  By:   /s/ Boyd Soussana
                                      --------------------------------
                                        Boyd Soussana
                                        Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



Date: April 11, 2007                   /s/ Boyd Soussana
                                     --------------------------------
                                       Boyd Soussana
                                       Principal Executive Officer

Date:  April 11, 2007                 /s/ Paul Burden
                                     --------------------------------
                                       Paul Burden
                                       Principal Financial Officer, Director